Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-206140 and 333-212193) on Form S-8 of Unique Fabricating, Inc. of our report dated April 22, 2016 relating to the combined financial statements of Intasco Corporation and Intasco USA, Inc., which appear in this Current Report on Form 8-K/A of Unique Fabricating, Inc., dated June 24, 2016.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh, Pennsylvania
June 24, 2016